                                                                     EXHIBIT 2.2

                              RAYCHEM CORPORATION
                             300 Constitution Drive
                             Menlo Park, CA  94025

                                 June 20, 1996


Mr. James G. Binch
Memry Corporation
57 Commerce Drive
Brookfield, CT 06804


     Re: Raychem/Memry Transaction


Dear Jim:

     This will confirm that, notwithstanding the terms of that certain Asset Purchase Agreement between Raychem Corporation ("Raychem") and Memry Corporation ("Memry") dated May 10, 1996, as amended May 29, 1996 ("Asset Purchase Agreement"), Raychem and Memry have agreed to the following modifications to the Asset Purchase Agreement:

     1. Notwithstanding the provisions of Section 7(h)(ii) of the Asset Purchase Agreement, Memry shall deliver to Raychem only $275,000 of the $350,000 required to be delivered to Raychem pursuant to such Section 7(h)(ii) at the Closing of the Asset Purchase Agreement. Memry shall utilize the $75,000 not paid to Raychem pursuant to Section 7(h)(ii) of the Asset Purchase Agreement solely for the hiring and retention of Ray Serna, Philippe Poncet and Jim Proft (each a "Key Employee"). As soon as practicable following the occurence of an event described in (i) or (ii) below, Memry shall pay to Raychem in cash an amount equal to $25,000 for each Key Employee who either (i) has not been hired by Memry as of the Closing Date of the Asset Purchase Agreement; or (ii) has failed to render continuous service to Memry from the Closing Date of the Asset Purchase Agreement until March 1, 1997.

     2. If the Closing under the Asset Purchase Agreement occurs on or prior to June 28, 1996, (i) Memry shall deliver to Raychem only $200,000 of the $350,000 required to be delivered to Raychem pursuant to Section 7(h)(ii) at the Closing of the Asset Purchase Agreement; and (ii) Raychem shall waive all space charges agreed to for the use of rooms 1004, 1009 and 1280 of the building located at 220 Jefferson, Menlo Park, California.

     If the foregoing terms are acceptable, please indicate your agreement thereto by having the enclosed copy of this letter signed in the space indicated below, mailing the original back to me and faxing a copy of the signed version to me at (415) 361-6338.

                               Very truly yours,

                               /s/ Andy Roake

                                   Andy Roake
                                 Vice President


Memry Corporation

/s/ James Binch
- --------------------------

Name: James Binch
     ---------------------

Dated: 6-26-96
      --------------------